EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 27, 2015---Royale Energy, Inc. (NASDAQ:  ROYL) announced today that it executed a Securities Purchase Agreement on November 25, 2015, with a group of private investors to purchase $203,165 of its common stock and warrants in a registered direct offering of securities. Net proceeds from this offering will be used towards Royale’s acquisitions and upcoming drilling campaign scheduled to begin in December 2015, for operating capital and to defray the costs of the offering.

Under the terms of the definitive agreements, the investors purchased 497,948 shares of Royale's common stock at $0.408 per share and received warrants to purchase up to 248,973 shares (the "Warrants") in the aggregate. The Warrants entitle the investors to purchase up to 248,973 shares of common stock at $1.00 per share for three years.  The Warrants contain customary adjustments for corporate events such as reorganizations, splits, dividends.

The offering of the shares was made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective by the SEC (file no. 333-203229) on May 20, 2015.

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600
chanda@royl.comhttp://www.royl.com